Exhibit 5

                         INVESTMENT ADVISORY AGREEMENT

                             THE PREMIUM PORTFOLIOS
                     EMERGING ASIAN MARKETS EQUITY PORTFOLIO

         INVESTMENT ADVISORY AGREEMENT, dated as of May 5, 1995, by and between The Premium Portfolios, a New York trust (the "Trust"), and CITIBANK, N.A., a national banking association ("Citibank" or the "Adviser").

         WITNESSETH:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"), and

         WHEREAS, the Trust wishes to engage the Adviser to provide certain investment advisory services for the series of the Trust designated as Emerging Asian Markets Equity Portfolio (the "Portfolio"), and the Adviser is willing to provide such investment advisory services for the Portfolio on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

            1. Duties of the Adviser. The Adviser shall provide the Portfolio with such investment advice and supervision as the Trust may from time to time consider necessary for the proper supervision of the Portfolio's investment assets. Citibank shall act as the Adviser for the Portfolio and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the restrictions of the Trust's Declaration of Trust, dated September 13, 1993, and By-laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act, and to the then-current Registration Statement of the Trust with respect to the Portfolio. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's securities shall be exercised. Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy applicable to the Portfolio and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of securities for the Portfolio's account with the brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Portfolio in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Adviser or the Portfolio, subject to any applicable laws, rules and regulations. In making purchases or sales of securities or other property for the account of the Portfolio, the Adviser may deal with itself or with the Trustees of the Trust or the Trust's exclusive placing agent, to the extent such actions are permitted by the 1940 Act.

            2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Trust will pay from the assets of the Portfolio all of its own expenses allocable to the Portfolio including, without limitation, compensation of Trustees not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming interests and servicing investor accounts; expenses of preparing, printing and mailing, notices, proxy statements and reports to governmental officers and commissions and to investors in the Portfolio; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Portfolio; and expenses of meetings of the Portfolio's investors.

            3. Compensation of the Adviser. For the services to be rendered, the Trust shall pay to the Adviser from the assets of the Portfolio an investment advisory fee computed and paid monthly at an annual rate equal to 1.00% of the Portfolio's average daily net assets for the Portfolio's then-current fiscal year. If Citibank serves as Adviser for less than the whole of any period specified in this Section 3, the compensation to Citibank, as Adviser, shall be prorated.

            4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust's principal underwriter or distributor, as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, will not take a long or short position in shares of the Portfolio except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current Registration Statement applicable to the Portfolio relative to the Adviser and its Directors and officers.

            5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as Citibank itself.

            6. Activities of the Adviser. The services of the Adviser to the Portfolio are not to be deemed to be exclusive, Citibank being free to render investment advisory and/or other services to others. It is understood that Trustees, officers, and investors of the Trust are or may be or may become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Trust and that the Adviser may be or may become interested in the Trust as an investor or otherwise.

            7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until May 5, 1997, on which date it will terminate unless its continuance after May 5, 1997 is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Portfolio.

         This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Portfolio, or by the Adviser, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

         This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Portfolio.

         The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

         Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the Portfolio; that any liability of the Trust under this Agreement with respect to the Portfolio, or in connection with the transactions contemplated herein with respect to the Portfolio, shall be discharged only out of the assets of the Portfolio; and that no other series of the Trust shall be liable with respect to this Agreement or in connection with the transactions contemplated herein.

         The undersigned Trustee or officer of the Trust has executed this Agreement not individually, but as Trustee or officer under the Trust's Declaration of Trust, dated September 13, 1993, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or officers of the Trust individually.

THE PREMIUM PORTFOLIOS                       CITIBANK, N.A.

By:    /s/ Philip Coolidge                    By:   /s/ Andres B. Sharp
       -----------------------                      -----------------------
Title: President                             Title: Vice President
       -----------------------                      -----------------------